Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal Year 2025 Results
Results negatively affected primarily by higher market pricing for scrap aluminum inputs

Q3 Fiscal Year 2025 Highlights
•Net income attributable to our common shareholder of $110 million, down 9% YoY; Net income attributable to our common shareholder excluding special items was $119 million, down 32% YoY
•Adjusted EBITDA of $367 million, down 19% YoY
•Rolled product shipments of 904 kilotonnes, down 1% YoY
•Adjusted EBITDA per tonne shipped of $406, down 19% YoY

ATLANTA, February 10, 2025 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the third quarter of fiscal year 2025.
"We continue to see strong demand across our markets as customers increasingly ask for lower-carbon, higher-recycled-content aluminum solutions as a way to reduce their carbon footprint," said Steve Fisher, president and CEO, Novelis Inc. "With a leading industry average of 63% recycled content in our products in our last fiscal year, Novelis has been a pioneer in using recycled inputs to drive down carbon emissions. As others have begun to follow suit, competition for scrap aluminum has intensified and is creating significant pressure on scrap pricing, which is impacting our financial results. We believe we are well-positioned to face these challenges and have operational and cost efficiency initiatives underway to offset some of the pressures. At the same time, we are also developing new technologies that will allow us to expand the types of scrap inputs we can purchase for use in our system."

Third Quarter Fiscal Year 2025 Financial Highlights
Net sales for the third quarter of fiscal year 2025 increased 4% versus the prior year period to $4.1 billion, mainly driven by higher average aluminum prices as total rolled product shipments of 904 kilotonnes are largely comparable to the prior year period. Continued strong demand for beverage packaging sheet was offset by lower automotive and specialty shipments.
Net income attributable to our common shareholder decreased 9% versus the prior year to $110 million in the third quarter of fiscal year 2025. Net income attributable to our common shareholder, excluding special items, was down 32% year-over-year to $119 million and Adjusted EBITDA decreased 19% to $367 million in the third quarter of fiscal year 2025. The decreases in net income attributable to our common shareholder, excluding special items, and Adjusted EBITDA are primarily driven by higher aluminum scrap prices and unfavorable product mix. Adjusted EBITDA per tonne was down 19% year-over-year to $406.
Net cash flow provided by operating activities was $263 million in the first nine months of fiscal year 2025 compared to $420 million in the prior fiscal year period, primarily due to lower net income and unfavorable changes in working capital. Adjusted free cash flow was an outflow of $915 million in the first nine months of fiscal year 2025, higher than the prior year period outflow of $517 million due to higher capital expenditures and lower cash flow from operating activities. Total capital expenditures were $1.2 billion for the first nine months of fiscal year 2025, a 22% increase versus the prior year period, primarily attributed to strategic investments in new rolling and recycling capacity under construction, most notably in the U.S. for Bay Minette. The company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 2.9x at December 31, 2024.
"Novelis is leading the industry in first-mover investments to capture growing market opportunities," said Devinder Ahuja, executive vice president and CFO, Novelis Inc. "We intend to fund those investments largely through internally generated cash flow while maintaining balance sheet discipline to ensure we stay in a net leverage ratio of approximately 3.5x during this strategic investment cycle."

The company had a total liquidity position of $1.6 billion, consisting of $791 million in cash and cash equivalents and $790 million in availability under committed credit facilities, as of December 31, 2024. In January, 2025, the company issued $750 million in senior unsecured notes due January 2030, with the proceeds primarily used to repay outstanding borrowings under our ABL revolver.

Third Quarter Fiscal Year 2025 Earnings Conference Call
Novelis will discuss its third quarter fiscal year 2025 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Monday, February 10, 2025. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=jkklO5W7. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13750593&linkSecurityString=1daa6802b2

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $16.2 billion in fiscal year 2024. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about: our belief that competition for scrap aluminum has intensified, creating significant pressure on scrap pricing and our financial results; our belief that Novelis is well positioned to face the current competition environment and cost efficiency initiatives may offset some of the pressures; and our anticipation of the benefit of acceleration of developing new scrap recycling technology. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; competition in our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost of volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of flooding or other adverse weather phenomena; economic uncertainty, capital markets disruption and supply chain interruptions, including as a result of geopolitical instability due to the ongoing military conflict between Russia and Ukraine, attacks on shipping vessels in the Red Sea, and the ongoing conflicts in the Gaza Strip and the surrounding regions; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks related to rising inflation and prolonged periods of elevated interest rates; timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risks related to variable rate indebtedness, including interest rate risk; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreements; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets and other long-lived assets; tax expense, tax liabilities or tax compliance costs; operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; global climate change or the legal, regulatory or market responses to such change; and conflicts of interest and disputes arising between Hindalco, our parent company, and the Company that could be resolve in a manner unfavorable to the Company. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2024	2023	2024	2023
Net sales	$4,080	$3,935	$12,562	$12,133
Cost of goods sold (exclusive of depreciation and amortization)	3,516	3,309	10,607	10,287
Selling, general and administrative expenses	179	189	543	545
Depreciation and amortization	142	139	423	406
Interest expense and amortization of debt issuance costs	66	73	210	228
Research and development expenses	25	24	75	72
Loss on extinguishment of debt, net	—	—	—	5
Restructuring and impairment expenses, net	6	26	46	33
Equity in net loss (income) of non-consolidated affiliates	1	6	(2)	(1)
Other (income) expenses, net	(4)	(6)	121	(35)
	3,931	3,760	12,023	11,540
Income before income tax provision	149	175	539	593
Income tax provision	39	54	150	159
Net income	110	121	389	434
Net income attributable to our common shareholder	$110	$121	$389	$434

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$791	$1,309
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 and $7 as of December 31, 2024, and March 31, 2024, respectively)	1,944	1,760
— related parties	120	161
Inventories	2,924	2,515
Prepaid expenses and other current assets	220	152
Fair value of derivative instruments	110	45
Assets held for sale	6	1
Total current assets	6,115	5,943
Property, plant and equipment, net	6,493	5,741
Goodwill	1,071	1,074
Intangible assets, net	514	545
Investment in and advances to non–consolidated affiliates	879	905
Deferred income tax assets	150	143
Other long-term assets
— third parties	260	274
— related parties	5	3
Total assets	$15,487	$14,628
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$29	$33
Short-term borrowings	1,019	759
Accounts payable
— third parties	3,266	2,992
— related parties	249	280
Fair value of derivative instruments	192	144
Accrued expenses and other current liabilities	625	627
Total current liabilities	5,380	4,835
Long-term debt, net of current portion	4,997	4,866
Deferred income tax liabilities	221	253
Accrued postretirement benefits	517	559
Other long-term liabilities	289	305
Total liabilities	11,404	10,818
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of December 31, 2024, and March 31, 2024	—	—
Additional paid-in capital	1,108	1,108
Retained earnings	3,461	3,072
Accumulated other comprehensive loss	(496)	(381)
Total equity of our common shareholder	4,073	3,799
Noncontrolling interest	10	11
Total equity	4,083	3,810
Total liabilities and equity	$15,487	$14,628

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2024	2023
OPERATING ACTIVITIES
Net income	$389	$434
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	423	406
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(17)	(34)
Loss on sale of assets, net	2	4
Non-cash restructuring and impairment charges	34	24
Loss on extinguishment of debt, net	—	5
Deferred income taxes, net	(26)	12
Equity in net income of non-consolidated affiliates	(2)	(1)
(Gain) loss on foreign exchange remeasurement of debt	(12)	14
Amortization of debt issuance costs and carrying value adjustments	10	8
Non-cash charges related to Sierre flooding	42	—
Other, net	4	3
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	(221)	(183)
Inventories	(486)	61
Accounts payable	245	(355)
Other assets	(66)	43
Other liabilities	(56)	(21)
Net cash provided by operating activities	$263	$420
INVESTING ACTIVITIES
Capital expenditures	$(1,175)	$(960)
Proceeds from the sale of a business	—	2
(Outflows) proceeds from investment in and advances to non-consolidated affiliates, net	(9)	3
(Outflows) proceeds from the settlement of derivative instruments, net	(4)	9
Other	10	11
Net cash used in investing activities	$(1,178)	$(935)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$268	$699
Principal payments of long-term and short-term borrowings	(123)	(604)
Revolving credit facilities and other, net	262	(281)
Debt issuance costs	(3)	(3)
Net cash provided by (used in) financing activities	$404	$(189)
Net decrease in cash, cash equivalents and restricted cash	(511)	(704)
Effect of exchange rate changes on cash	(15)	(6)
Cash, cash equivalents and restricted cash — beginning of period	1,322	1,511
Cash, cash equivalents and restricted cash — end of period	$796	$801

Cash and cash equivalents	$791	$787
Restricted cash (included in other long-term assets)	5	14
Cash, cash equivalents and restricted cash — end of period	$796	$801

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,		Year Ended	TTM Ended(1)
(in millions)	2024	2023	2024	2023	March 31, 2024	December 31, 2024
Net income attributable to our common shareholder	$110	$121	$389	$434	$600	$555
Income tax provision	39	54	150	159	218	209
Interest, net	61	67	192	211	275	256
Depreciation and amortization	142	139	423	406	554	571
EBITDA	$352	$381	$1,154	$1,210	$1,647	$1,591

Adjustment to reconcile proportional consolidation	$9	$8	$34	$33	$44	$45
Unrealized (gains) losses on change in fair value of derivative instruments, net	(18)	(15)	(34)	4	36	(2)
Realized losses (gains) on derivative instruments not included in Adjusted EBITDA	1	—	6	(4)	(6)	4
Loss on extinguishment of debt, net	—	—	—	5	5	—
Restructuring and impairment expenses, net(2)	6	26	46	33	42	55
Loss on sale or disposal of assets, net	—	4	2	4	6	4
Metal price lag	—	45	(14)	62	70	(6)
Sierre flood charges(3)	5	—	106	—	—	106
Other, net	12	5	29	12	29	46
Adjusted EBITDA	$367	$454	$1,329	$1,359	$1,873	$1,843
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2024, subtracting the amounts for the nine months ended December 31, 2023, and adding the amounts for the nine months ended December 31, 2024.
(2)Restructuring and impairment expenses, net for the three months ended December 31, 2024 includes $17 million related to the write-off of costs previously capitalized. In addition, restructuring and impairment, net for the nine months ended December 31, 2024 includes $20 million related to the closure of the Buckhannon, West Virginia plant.
(3)Sierre flood charges relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended December 31,
	2024	2023
Adjusted EBITDA (in millions) (numerator)	$367	$454
Rolled product shipments (in kt) (denominator)	904	910
Adjusted EBITDA per tonne	$406	$499
_________________________
(1)Adjusted EBITDA per tonne may not recalculate due to rounding.

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2024	2023
Net cash provided by operating activities – continuing operations(1)	$263	$420
Net cash used in investing activities – continuing operations(1)	(1,178)	(935)
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	—	(2)
Adjusted Free Cash Flow	$(915)	$(517)
_________________________
(1)For the nine months ended December 31, 2024 and 2023, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	December 31, 2024	March 31, 2024
Long–term debt, net of current portion	$4,997	$4,866
Current portion of long-term debt	29	33
Short-term borrowings	1,019	759
Unamortized carrying value adjustments	40	48
Cash and cash equivalents	(791)	(1,309)
Adjusted Net Debt	$5,294	$4,397

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	December 31, 2024	March 31, 2024
Adjusted Net Debt (numerator)	$5,294	$4,397
TTM Adjusted EBITDA (denominator)	$1,843	$1,873
Net Leverage Ratio	2.9	2.3

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items (unaudited) to Net Income attributable to our common shareholder
The following table presents net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2024	2023	2024	2023
Net income attributable to our common shareholder	$110	$121	$389	$434
Special Items:
Loss on extinguishment of debt, net	—	—	—	5
Metal price lag	—	45	(14)	62
Restructuring and impairment expenses, net	6	26	46	33
Sierre flooding(1)	5	—	106	—
Tax effect on special items	(2)	(18)	(25)	(25)
Net income attributable to our common shareholder, excluding special items	$119	$174	$502	$509
_________________________
(1)On June 30, 2024, our plant located in Sierre, Switzerland was impacted by exceptional flooding caused by unprecedented heavy rainfalls. As a result of this event, the Company recognized charges of $5 million and $106 million in the three and nine months ended December 31, 2024, respectively.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$122	$49	$75	$121	$—	$367

Shipments (in kt)
Rolled products – third party	360	225	154	165	—	904
Rolled products – intersegment	—	1	32	1	(34)	—
Total rolled products	360	226	186	166	(34)	904

Selected Operating Results Three Months Ended December 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$165	$59	$81	$150	$(1)	$454

Shipments (in kt)
Rolled products – third party	362	226	150	172	—	910
Rolled products – intersegment	—	4	26	4	(34)	—
Total rolled products	362	230	176	176	(34)	910

Selected Operating Results Nine Months Ended December 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$490	$202	$258	$375	$4	$1,329

Shipments (in kt)
Rolled products – third party	1,143	719	472	466	—	2,800
Rolled products – intersegment	1	3	106	16	(126)	—
Total rolled products	1,144	722	578	482	(126)	2,800

Selected Operating Results Nine Months Ended December 31, 2023	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$539	$247	$250	$327	$(4)	$1,359

Shipments (in kt)
Rolled products – third party	1,122	723	458	419	—	2,722
Rolled products – intersegment	—	13	69	20	(102)	—
Total rolled products	1,122	736	527	439	(102)	2,722